Amended and Restated
Articles of Incorporation
of
AirWare International Corp.
(A Nevada corporation)

AirWare International Corp., a corporation organized and existing under the laws of the state of Nevada, pursuant to Section 78.403 of the Nevada Revised Statutes, upon approval of its Board of Directors and approval by a majority of its stockholders, does hereby adopt the following as its Amended and Restated Articles of Incorporation, replacing in their entirety, the Corporation's present Articles of Incorporation.

Article 1.                      Name of Corporation.

The name of the corporation is AirWare International Corp. (the “Corporation”).

Article 2.                      Resident Agent.

The name and address of the Resident Agent for the corporation is Carver Caple, 1300 South Curry Street, Suite A, Carson City, Nevada 89701.  The Resident Agent may be changed in the manner permitted by law.

Article 3.                      Authorized Stock.

(a)           The Corporation shall have the authority to issue a total of one hundred million (100,000,000) shares of capital stock, consisting of:

(i)           Ninety million (90,000,000) shares of common stock, par value $0.001 per share; and

(ii)           Ten million (10,000,000) shares of blank check preferred stock, par value $0.001 per share.

(b)           Blank Check Preferred Stock. The shares of preferred stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the state of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The board of directors of the Corporation is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

                 (i) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

                (ii) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

                (iii) alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares;

                (iv) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

                 (v) determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that class of shares or series of shares;

                  (vi) determine whether that class of shares or series of shares will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (vii) determine whether that class of shares or series of shares will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors determines;

                   (viii) determine whether or not the shares of that class of shares or series of shares will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                     (ix) determine whether that class of shares or series of shares will have a sinking fund for the redemption or purchase of shares of that class of shares or series of shares and, if so, the terms and amount of such sinking fund;

                       (x) determine the rights of the shares of that class of shares or series of shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and

                      (xi) determine any other relative rights, preferences and limitations of that class of shares or series of shares.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors.  In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of serial preferred stock, in preference to the common stock, will be entitled to receive such amount or amounts as may be fixed by the Board of Directors of the Corporation pursuant to the authority herein conferred upon it.  Preferred stock of any series redeemed, converted, exchanged, purchased or otherwise acquired by the Corporation shall be canceled by the Corporation and returned to the status of authorized but unissued preferred stock.  All shares of any series of serial preferred stock, as between themselves, shall rank equally and be identical; and all series of serial preferred stock, as between themselves, shall rank equally and be identical, except as set forth in resolutions of the Board of Directors authorizing the issuance of the series.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto shall be vested in the common stock.  Accordingly, unless and until otherwise designated by the Board of Directors, and subject to any superior rights as so designated, the common stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Article 4.                      Board of Directors.

The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).  Provisions for the regulation of the internal affairs of the Corporation will be contained in its Bylaws as adopted by the Board of Directors.

Article 5.                      Purpose.

The Corporation is organized purpose of conducting any lawful business for which a corporation may be organized under the laws of the State of Nevada.  The Corporation may maintain offices at such other places within or without the state of Nevada as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the state of Nevada with the same effect as if in the state of Nevada.

Article 6.                      Limitation of Liability; Indemnification.

(a)           Limitation of Liability.  A director or officer of the Corporation shall, to the fullest extent permitted by the Nevada Revised Statutes (the "NRS"), as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Neither any amendment nor repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b)           Indemnification.  The Corporation shall indemnify and may advance expenses to its directors and officers to the fullest extent permitted by the NRS as it now exists or as it may hereafter be amended.  Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the NRS, as it now exists or as it may hereafter be amended, against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith.  Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person.  Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article 6.  Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the NRS, as it now exists or as it may hereafter be amended, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

Article 7.                      Bylaws.

Subject to the power of the stockholders of the Corporation to adopt, amend or repeal any bylaw made by the Board of Directors, the Board of Directors is expressly authorized and empowered to adopt, amend, or repeal the Bylaws of the Corporation.

Article 8.                      Amendment.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the state of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Article in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

Article 9.                      Duration.

The period of its duration shall be perpetual.

Article 10.                      Inapplicability of NRS Sections 78.378 through 78-3793

The provisions of NRS Sections 78.378 through 78-3793 shall not apply to the Corporation or to an acquisition of a controlling interest of an existing or future holder of capital stock of the Corporation.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer, Chief Financial Officer and Treasurer of the Corporation, executed the foregoing Amended and Restated Articles of Incorporation of AirWare International Corp. to be filed in the Office of the Secretary of State of the State of Nevada for the purposes therein set forth this 1st day of July 2010.

By:	/s/
Kevin J. Asher
Chief Executive Officer, Chief Financial Officer and Treasurer